Exhibit 99.1

Inergy Announces Executive Promotions and Organizational Changes

Kansas City, MO (May 24, 2011) – Inergy, L.P. (NYSE:NRGY) today announced a series of promotions and organizational changes within the partnership.

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William R. Moler has been promoted to President and Chief Operating Officer of Inergy Midstream. Mr. Moler will continue to oversee midstream operations of the partnership. Mr. Moler has been responsible for the growth of Inergy’s gas storage business which has helped transform and diversify the Company’s operations over the past several years.

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William C. Gautreaux has been promoted to President of Inergy Services, with responsibility for all of Inergy’s natural gas liquids (“NGL”) marketing, supply, transportation, and logistics activities. Mr. Gautreaux has led Inergy’s NGL business through significant growth and increasing importance since the partnership’s formation in 1996.

“Bill Moler and Bill Gautreaux are outstanding leaders and have contributed significantly to our growth and success,” said John Sherman, President and CEO of Inergy. “These promotions express our confidence in their capabilities, and I look forward to working with them as they lead their businesses to the next level.”

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Brian Melton has been named Vice President – Business Development. Mr. Melton will oversee Inergy’s growth objectives focusing on Inergy’s NGL operations. Brian has an extensive background in the NGL industry and his knowledge and expertise will be valuable in leveraging the Company’s strategic footprint in liquids rich shale plays of the Marcellus and Eagle Ford.

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Andrew L. Atterbury will leave his position leading Corporate Development to pursue personal investment related activities next month. Mr. Atterbury continues to own a significant stake in Inergy, L.P. and will remain an advisor to John Sherman.

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William Moore has been promoted to Vice President – Corporate Development. Mr. Moore has been a valued part of the successful development of Inergy’s natural gas storage and transportation platform; and with this promotion, Mr. Moore will also take on more strategic initiatives, working closely with Inergy’s senior management team.

“Andy has been with the Company for nine years; and during that time, Inergy has evolved from a small propane operator into a large diversified MLP,” said John Sherman. “Andy has contributed significantly to our growth and I wish him well as he focuses on other interests. Will and Brian have also been key contributors to our success and I look forward to working with them in their new roles as we continue to grow the partnership on behalf of our investors.”

About Inergy, L.P.

Inergy, L.P., with headquarters in Kansas City, MO, is a publicly traded master limited partnership. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers from customer service centers throughout the United States. The Company also operates a natural gas storage business and a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the Company’s website, www.inergylp.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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